Exhibit 16.1

April 29, 2019

U.S. Securities and Exchange Commsiion
Office of the Chief Accountant
100 F. Street, N.E.
Washington, DC 20549

Re: Pacific Blue Energy Corp.

File No: 333-145876

Dear Sir or Madam:

We have read statements under item 4.01 in the Form 8-K dated April 26, 2019, of Pacific Blue Energy Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/M&K CPAs
Houston, TX 77060